UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ULTRA PETROLEUM CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ULTRA PETROLEUM CORP.

400 N. Sam Houston Pkwy E.

Houston, TX 77060

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

To Be Held on May 21, 2015

To the Shareholders of Ultra Petroleum Corp.:

You are cordially invited to attend the Annual and Special Meeting of Shareholders of Ultra Petroleum Corp. (the “Company”) which will be held at The Greenspoint Club, 16925 Northchase Drive, Houston, Texas 77060 on Thursday, May 21, 2015 at 10:00 a.m. Central Daylight Time (CDT) (the “Annual Meeting”), for the following purposes:

•	To elect the Board of Directors to serve until the next Annual Meeting or until their successors are duly elected and qualified;

•	To appoint Ernst & Young LLP as our independent auditor for our fiscal year ending December 31, 2015;

•	To hold an advisory vote regarding executive compensation as set forth in these materials;

•	To receive our financial statements for our fiscal year ended December 31, 2014 together with the auditor’s report thereon;

•	If presented, to consider and vote upon a shareholder proposal which is opposed by our Board of Directors; and

•	To transact such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

The specific details of the matters proposed to be put before the Annual Meeting are set forth in the proxy statement accompanying and forming part of this notice.

If you are a record holder of our common stock at the close of business on March 25, 2015 (the “Record Date”), then you are entitled to notice of and to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to vote. As described in the accompanying proxy statement, you may vote by internet, by telephone or, if you receive a paper copy of the proxy card, by completing and mailing the proxy card in the postage-prepaid envelope provided with the card.

Sincerely,

/s/ Michael D. Watford

MICHAEL D. WATFORD

Chairman, President and

Chief Executive Officer

April 2, 2015

Important Notice Regarding the Availability of Proxy Materials for the

Annual and Special Meeting of Shareholders of Ultra Petroleum Corp.

to be held on Thursday, May 21, 2015.

Our Proxy Statement and 2014 Annual Report are available free of charge at:

http://materials.proxyvote.com/903914

i

ULTRA PETROLEUM CORP.

400 N. Sam Houston Pkwy E.

Houston, TX 77060

PROXY MATERIALS FOR THE ANNUAL MEETING

May 21, 2015

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors (“Board”) for our 2015 Annual and Special Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held on May 21, 2015, at 10:00 a.m. Central Daylight Time. The proxy materials, including this proxy statement, the proxy card or voting instruction form, and our 2014 annual report, are being distributed and made available to our shareholders on or about April 10, 2015.

This year, in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), the Alberta Securities Commission and the order of the Yukon Superintendent of Securities dated February 4, 2015 granted pursuant to the Yukon Business Corporations Act, we are furnishing our proxy materials to most of our shareholders over the internet, unless we are otherwise instructed by the shareholder. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our shareholders on or about April 10, 2015. Shareholders who receive a Notice may access and review all of the information contained in our proxy materials on the website referred to in the Notice. Shareholders who receive a Notice may also request delivery of a printed set of the proxy materials by following the instructions in the Notice. We plan to mail printed copies of our proxy materials to some of our shareholders on or about April 10, 2015.

Broadridge Financial Solutions, Inc. is the approved intermediary for making our proxy materials available to our beneficial owners and our registered shareholders.

Questions and Answers About the Annual Meeting

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Shareholders who own common shares as of March 25, 2015 may vote at the meeting. In addition, as provided in the Yukon Business Corporations Act, if one of our shareholders of record transfers ownership of shares after the Record Date, the transferee thereof may be entitled to vote those shares at the Annual Meeting. In order to be entitled to vote those shares, the transferee must demand in writing, at least ten days before the Annual Meeting, that the transferee’s name be included in the list of shareholders, and the transferee must also establish that the transferee is the owner of the transferred shares. There are no cumulative voting rights associated with our common shares. Each of our common shares is entitled to one vote.

WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING INTERNET AVAILABILITY OF THE COMPANY’S PROXY MATERIALS INSTEAD OF PRINTED COPIES OF THE PROXY MATERIALS?

We are providing access to our proxy materials over the internet. As a result, we mailed most of our shareholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access our proxy materials over the internet and how to request a paper copy of our proxy materials.

WHY DIDN’T I RECEIVE A NOTICE IN THE MAIL REGARDING INTERNET AVAILABILITY OF THE COMPANY’S PROXY MATERIALS?

We are sending paper copies of our proxy materials to some of our shareholders, including some of our registered shareholders and any of our shareholders who have previously requested paper copies of our proxy materials. Shareholders who receive paper copies of our proxy materials will not receive a Notice.

CAN I VOTE MY SHARES BY FILLING OUT AND RETURNING THE NOTICE?

No. The Notice is not a proxy card or voting form. The Notice does, however, provide instructions on how to vote by the internet or by telephone. The Notice also describes how you can request a paper proxy card and how you can submit a ballot in person at the Annual Meeting.

WHAT AM I VOTING ON, AND WHAT ARE THE BOARD’S RECOMMENDATIONS?

You are voting on the following:

1.	Electing five directors to serve until the next Annual Meeting or until their successors are duly elected and qualified;

2.	Appointing Ernst & Young LLP as our independent auditor for our fiscal year ending December 31, 2015;

3.	An advisory vote regarding executive compensation as set forth in these materials;

4.	To consider and vote upon a shareholder proposal which is opposed by our Board of Directors; and

5.	Such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

The Board recommends that shareholders vote:

1.	“FOR” the election of directors (Proposal 1);

2.	“FOR” appointing Ernst & Young LLP as our independent auditor for our fiscal year ending December 31, 2015 (Proposal 2);

3.	“FOR” the resolution regarding the advisory vote on executive compensation (Proposal 3); and

4.	“AGAINST” the shareholder proposal (Proposal 4).

WHAT CONSTITUTES A QUORUM OF SHAREHOLDERS, AND WHY IS IT IMPORTANT?

A quorum is the presence at the Annual Meeting in person or by proxy of one or more shareholders holding 5% of the total common shares issued and outstanding on the Record Date. Under Yukon law, broker non-votes and abstentions count towards the establishment of a quorum. A quorum must be present for us to conduct the meeting.

HOW DO I VOTE?

You may vote by any of the following four methods:

•

Internet. Vote on the internet at http://www.proxyvote.com. Follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the internet, you can request electronic delivery of future proxy materials. Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 10:00 a.m., CDT, on Tuesday, May 19, 2015.

•

Telephone. Vote by telephone by following the instructions on the Notice or, if you received a proxy card, by following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your vote has been properly recorded. Telephone voting facilities for shareholders of record will be available 24 hours a day and will close at 10:00 a.m., CDT, on Tuesday, May 19, 2015.

•	Mail. If you received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If mailed, your completed and signed proxy card must be received by Tuesday, May 19, 2015.

•

Meeting. You may attend and vote at the Annual Meeting. If your shares are held in “street name” (for example, in the name of a bank, broker or other holder of record), and you plan to attend and vote at the meeting, then you must obtain a proxy executed in your favor by your holder of record to attend and vote at the meeting.

IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE FOR ME?

Under New York Stock Exchange (“NYSE”) rules, if your shares are held by your broker in “street name” and you do not vote your shares by following the instructions provided by your broker, your broker can vote your shares with respect to the resolution in Proposal 2 regarding the appointment of Ernst & Young LLP as our independent auditors. However, your broker cannot vote your shares with respect to any of the other proposals. If you do not instruct your broker how to vote your shares, and if your broker is not permitted to vote on the proposals without instructions from you, then your shares will be counted as “broker non-votes” for those proposals.

WHAT VOTE IS REQUIRED TO APPROVE EACH OF THE PROPOSALS?

•

Proposal 1, Election of Directors. In an uncontested election (like this one), nominees are elected as directors if they receive more “for” votes than “against” votes. For this proposal, abstentions and broker non-votes as to a nominee are not counted as a vote for or against the nominee, and abstentions and broker non-votes are also not counted as shares entitled to vote for the proposal. If a nominee who is a current member of our Board receives more votes “against” his election than the number of votes “for” his election, then promptly after the election results are certified, our corporate governance guidelines provide that he or she must tender his or her resignation to the Board, and our Nominating and Corporate Governance Committee and our Board will address the proposed resignation according to the procedures set out in our corporate governance guidelines.

•

Proposal 2, Appointment of Auditors. Approval of this proposal requires the affirmative vote of a majority of the shares that cast a vote with respect to this item. For this proposal, abstentions and any broker non-votes are not counted as a vote for or against the proposal, and abstentions and any broker non-votes are also not counted as shares entitled to vote for the proposal.

•

Proposal 3, Advisory Vote on Executive Compensation. The advisory vote will be deemed approved if a majority of the shares that cast a vote with respect to this item vote in favor of it. For this proposal, consistent with Yukon law and our by-laws, abstentions and any broker non-votes are not counted as a vote for or against the proposal, and abstentions and any broker non-votes are also not counted as shares entitled to vote for the proposal.

•

Proposal 4, Shareholder Proposal. For the shareholder proposal to be considered and voted upon at the meeting, a representative of the shareholder submitting the proposal must appear at the meeting and present proper credentials to be admitted to the meeting. If the shareholder representative is not present at the meeting or is not admitted to the meeting, all votes relating to the proposal will be discarded. In addition to the requirement that the shareholder representative appear and be admitted to the meeting, approval of this proposal requires a majority of the shares that cast a vote with respect to this item vote in favor of it. For this proposal, consistent with Yukon law and our by-laws, abstentions and broker non-votes are not counted as a vote for or against the proposal, and abstentions and broker non-votes are also not counted as shares entitled to vote for the proposal.

HOW WILL MY PROXY VOTE MY SHARES?

Your proxies will vote in accordance with your instructions if duly completed and deposited. If you complete and return your signed proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” each of the director nominees, “FOR” the resolution to appoint Ernst & Young LLP as independent auditor of the Company for the fiscal year ended December 31, 2015, “FOR” the resolution regarding the advisory vote on executive compensation, and “AGAINST” the shareholder proposal.

The accompanying form of proxy or your vote by phone or internet also confers discretionary authority on the persons named therein to vote shares and otherwise act in the proxy holder’s discretion with respect to any amendments or variations to matters identified in the Notice of Meeting and with respect to any other matters that may properly come before the Annual Meeting or any adjournment thereof.

CAN I CHANGE MY VOTE?

Yes. You may change your vote in any manner permitted by applicable law. In addition, subject to the deadlines listed below, if you are a shareholder of record, you may revoke your proxy by the following methods:

•

If you voted on the internet or by telephone, you may change your vote and vote again at a later time by internet or telephone, until 10:00 a.m., CDT, on Tuesday, May 19, 2015, or you may attend the Annual Meeting and vote your shares in person;

•

If you voted by sending in a paper proxy card, you may change your vote by delivering a written revocation of your most recent proxy card to our Corporate Secretary along with a new paper proxy card setting out your changed votes, provided your new paper proxy card is received no later than 10:00 a.m., CDT, on Tuesday, May 19, 2015, or you may attend the Annual Meeting and vote your shares in person;

If you are a street name shareholder (for example, if your shares are held in the name of a bank, broker, or other holder of record) and you vote by proxy, you may change your vote by informing your nominee that you wish to change your vote in accordance with your nominee’s procedures. Changed votes by street name shareholders must be received no later than 10:00 a.m., CDT, on Tuesday, May 19, 2015.

WHO WILL TABULATE THE VOTE?

Our Corporate Secretary will serve as inspector of election and will tabulate and certify the vote at the Annual Meeting.

WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COSTS?

Your proxy is being solicited by Ultra Petroleum Corp., on behalf of our Board of Directors, through our officers and employees. Solicitations may be supplemented by telephone or other personal contact without special compensation by our regular officers and employees. No solicitation will be made by specifically engaged employees or soliciting agents. We will pay the costs of soliciting your proxy. We will also reimburse costs incurred by our shareholders of record who incur costs distributing our proxy materials to our beneficial owners.

VOTING RESULTS

The report of the inspector of elections will be included in a Current Report on Form 8-K and published on our website (www.ultrapetroleum.com) within four business days following the Annual Meeting. Copies of the report of the inspector of elections and the Current Report on Form 8-K with respect thereto may be accessed through www.ultrapetroleum.com or obtained by writing to us, c/o Corporate Secretary, Ultra Petroleum Corp., 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 25, 2015, certain information with respect to ownership of our common shares by (a) all persons known by us to be the beneficial owners of more than five percent of our outstanding common shares, (b) each of our directors (including the nominees), (c) each of our executive officers named in the Summary Compensation Table who held their positions on the Record Date, and (d) all such executive officers and directors as a group. Unless otherwise indicated, all common shares are owned directly and each owner has sole voting and investment power with respect to such shares listed next to their names in the following table.

The information as to shares beneficially owned has been obtained from filings made by the named beneficial owners with the Securities and Exchange Commission and Canadian regulatory authorities as of March 25, 2015, or, in the case of our executive officers and directors, information that has been furnished by such individuals.

Name of Beneficial Owner	Number of Common Shares	Percent of Class(a)
Directors and Executive Officers:
Michael D. Watford (b)	3,920,194	2.6%
W. Charles Helton (c)	800,757	*
Stephen J. McDaniel	38,252	*
Roger A. Brown	38,203	*
Michael J. Keeffe	19,114	*
Garland R. Shaw (d)	59,079	*
Brad Johnson (e)	78,865
Douglas B. Selvius	24,448	*
A. Kent Rogers (f)	88,432	*
Common shares all directors and executive officers own as a group (9 persons) (g)	5,067,344	3.3%
Davis Selected Advisers, L.P. (h) 2949 East Elvira Road, Suite 101, Tucson, AZ 85756	19,598,377	12.8%
Baillie Gifford & Co (i) Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK	15,226,765	9.9%
Invesco Ltd. (j) 1555 Peachtree St NE, Atlanta, GA 30309	11,899,621	7.8%
The Vanguard Group (k) 100 Vanguard Blvd., Malvern, PA 19355	8,925,344	5.8%
Harris Associates L.P. (l) 111 S. Wacker Drive, Suite 4600 Chicago, IL 60606	8,052,933	5.3%

*	Less than 1%
(a)	As of March 25, 2015 there were 153,192,864 common shares outstanding.
(b)	Includes 89,260 common shares issuable upon exercise of vested options, and 2,524,087 shares owned by Watford Interests, Ltd. directly. Watford Interests, Ltd. is a family partnership in which Mr. Watford has a beneficial interest.
(c)	Includes 58,220 shares owned by the Helton Family Foundation and 702,725 shares owned by Helton Asset Management Group, LLC over which Dr. Helton has shared voting power.
(d)	Includes 35,437 common shares issuable upon exercise of vested options.
(e)	Includes 40,000 common shares issuable upon exercise of vested options.
(f)	Includes 58,542 common shares issuable upon exercise of vested options.
(g)	Includes 223,239 common shares issuable upon exercise of vested options.
(h)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2015 by Davis Selected Advisers, L.P., representing it has the sole voting power over 18,403,574 of our common shares, no voting power over 1,194,803 of our common shares and sole dispositive power over 19,598,377 of our common shares.

(i)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2015 by Baillie Gifford & Co, representing it has sole voting power over 12,282,539 of our common shares and sole dispositive power over 15,226,765 of our common shares.
(j)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 2, 2015 by Invesco Ltd., representing it has sole voting power over 11,807,773 of our common shares and sole dispositive power over 11,899,621 of our common shares.
(k)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2015 by The Vanguard Group, representing it has sole voting power over 103,558 of our common shares, sole dispositive power over 8,836,286 of our common shares and shared dispositive power over 89,508 of our common shares.
(l)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2015 by Harris Associates L.P., representing it has sole voting power and sole dispositive power over 7,980,233 of our common shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common shares and other equity securities.

To our knowledge, based solely on a review of the copies of such Section 16(a) reports furnished to us and written representations that no other reports were required, we believe all reporting obligations of our officers, directors and greater than ten percent shareholders under Section 16(a) were satisfied during the year ended December 31, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our compensation objectives and outlines the decisions regarding 2014 compensation for our named executive officers and the rationales behind those decisions.

Our Named Executive Officers

Name	Title
Michael D. Watford	Chairman of the Board, CEO & President
Brad Johnson	Senior Vice President, Operations
Garland R. Shaw *	Senior Vice President and Chief Financial Officer
Douglas B. Selvius	Vice President, Exploration and Land
A. Kent Rogers	Vice President, Drilling and Completions
Marshall D. Smith *	Former Chief Financial Officer *

*	Marshall D. Smith resigned from his position as our Chief Financial Officer in August 2014 and was replaced by Mr. Shaw.

Executive Summary

We are an independent energy company engaged in domestic natural gas and oil exploration, development and production. Our principal business activity is developing our long-life natural gas reserves in a tight-gas trend located in the Green River basin of southwest Wyoming – the Pinedale and Jonah fields. We also own tight-sand oil reserves and production in Utah’s Uinta basin and natural gas reserves and production in the north-central Pennsylvania area of the Appalachian Basin.

For Ultra, 2014 was a year of strategic repositioning. During the year, we increased ownership of higher margin Western U.S. basin natural gas assets while decreasing ownership of lower margin Eastern U.S. basin natural gas assets. At the same time, we increased operatorship across our portfolio to 82% from 62%. Our 2014 capital expenditures were allocated toward our highest returning projects in the Pinedale field and the Uinta basin. We produced 249.0 Bcfe of natural gas and oil while almost tripling our oil production over 2013 volumes. We benefited from our low all-in cost structure of $3.21 per million cubic feet equivalent (Mcfe) for the year, which includes cash costs of $2.03 per Mcfe. We financed our Pinedale natural gas acquisition through our existing bank facility and the issuance of a new $850.0 million senior note offering.

Our year-end 2014 estimated net proved reserves increased 49% to 5.4 trillion cubic feet equivalent (Tcfe) compared to our estimated net proved reserves at year-end 2013. More significantly, the reported PV-10 value of our estimated proved reserves increased 72% year-over-year to $7.1 billion. In addition, our estimated net proved undeveloped reserves at year-end 2014 were 69% higher, at 2.9 Tcfe, than year-end 2013 levels.

Below are some of the highlights from 2014 that our Compensation Committee considered in its decisions:

•	Repositioned portfolio to higher returning Western U.S. assets while shedding lower returning Eastern U.S. assets;

•	Produced 249.0 Bcfe of natural gas and oil, a 7% year-over-year increase;

•	Grew estimated net proved reserves at year-end 2014 to 5.4 Tcfe, an increase of 49% from year-end 2013;

•	Increased year-end 2014 PV-10 value to $7.1 billion, up 72% compared to year-end 2013;

•	Achieved 805% reserve replacement ratio at $0.75 per Mcfe finding cost; and

•	Completed senior note offering of $850.0 million priced at 6.125%.

Business Highlights

Our 2014 mission was to profitably grow an upstream oil and gas company for the long-term benefit of our shareholders. Our strategy included:

•	strategic repositioning of our portfolio for improved returns;

•	accessing higher-value markets;

•	increasing our level of operatorship;

•	continuing our low-cost business model, and

•	increasing control of capital allocation

Our compensation program is designed to attract, retain, and motivate employees in order to effectively execute our business strategy.

What We Do

☑

Pay for performance – We link pay to performance. We set clear financial and operational goals for corporate performance, and we differentiate on individual achievements so that a substantial component of our executive compensation is not guaranteed.

☑	Total Shareholder Return (TSR) – We link pay to total shareholder return. For our CEO and other executive officers, we adopted TSR as a performance measure in our Long-Term Incentive Plan in 2013.

☑	Mitigate undue risk – We mitigate undue risk associated with compensation by using multiple performance targets and joint Board and management processes to identify risk.

☑	Stringent share ownership guidelines – We have adopted stringent share ownership guidelines for our executive officers and directors.

☑

Reasonable post-employment/change in control provisions – We believe we have reasonable post-employment and change of control provisions that generally apply to executive officers in the same manner as the applicable broader employee population.

☑	Independent compensation firm – Every other year, our Compensation Committee uses an independent compensation consulting firm which provides no other services to us or our management.

☑	All directors are elected every year.

What We Don’t Do

☒	No tax gross-ups

☒	No repricing of underwater stock options

☒	No cash buyout of underwater options

☒	No short sales, puts or calls by executive officers or directors permitted

2014 Advisory Vote on Executive Compensation

At our annual meeting in 2014, we offered our shareholders an opportunity for an advisory, non-binding vote on our executive compensation through our “say on pay” proposal. Approximately 88% of the shareholders who voted on the proposal last year approved the compensation to our named executive officers. Based on the overwhelming support demonstrated by the “say-on-pay” vote, we continued in 2014 the performance-based measures established in 2013. The Committee will continue to consider the outcome for our “say-on-pay” votes and shareholder views when making future compensation decisions for our executive officers.

Our 2014 compensation reflected the changes we implemented to our programs and disclosure following our “say on pay” vote in 2013. Based on the overwhelming support demonstrated in last year’s “say on pay” vote, we retained the significant changes made to our incentive compensation plans, which included adding Total Shareholder Return (TSR) as a performance measure in our 2014 Long-Term Incentive Plan (LTIP) for our named executive officers as well as other relevant performance measures in our 2014 Annual Incentive Plan (AIP).

Process for Determining Executive Compensation

Participants in the Decision Making Process

Participant	Role
Compensation Committee

•    Assists the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of our executive officers;

•    Consistent with NYSE listing requirements, our Compensation Committee is composed entirely of independent members of our Board of Directors;

•    Oversees executive compensation programs, policies and practices;

•    Determines all compensation for the named executive officers including base salary, short-term incentive targets and individual awards, and long-term incentive targets and individual awards; and

•    Maintains exclusive authority to retain an independent compensation consultant.

Chief Executive Officer and Management

•    Provides the Committee preliminary recommendations for executive compensation decisions;

•    Provides the Committee performance assessments on each executive officer;

•    Provides the Committee information on short and long-term business strategy for consideration in establishing appropriate metrics and goals for the short and long-term incentive plans.

Independent Compensation Consultant

•    Retained by, and performs work at the direction of, the Compensation Committee; and

•    Provides research and analytical services on subjects such as trends in executive compensation, peer and industry data and executive officer compensation levels.

Compensation Philosophy and Considerations

Our executive compensation programs are designed to attract and retain the exceptional technical and operational talent needed to efficiently execute our business strategy. Our programs are designed to align with the long-term interests of our shareholders. We believe our compensation should:

•	align with shareholder value creation through direct linkage to our financial performance;

•	reward individuals for contributing to the achievement of our short-term and long-term objectives, and

•	provide competitive pay levels commensurate with an individual’s qualifications, skills, experience and responsibilities.

Compensation Practices and Enterprise Risk

We do not believe our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our company or our business. In addition, we believe that the mix and design of the elements of compensation do not encourage our management to assume excessive risks.

Benchmarking Process and Competitive Positioning

In 2014, our Compensation Committee retained Meridian Compensation Partners, LLC as an independent consultant to provide advice on executive compensation matters. The decision to engage Meridian was made by the Committee and Meridian reported directly and exclusively to the Committee. In addition, at the Committee’s direction, the consultant worked directly with our management to review and prepare materials for the Committee’s consideration. While engaged as the Committee’s consultant, Meridian did not perform any services for the Company outside the scope of its arrangement with the Committee. During 2014, the Committee reviewed the consultant’s independence and determined that there were no conflicts of interest as a result of the Committee’s engagement of Meridian. The Committee did not engage any consultant other than Meridian during 2014 to provide executive compensation consulting services.

In 2014, Meridian attended one of the Committee’s meetings. At that meeting, Meridian provided the Committee with market analyses, including peer data, and an annual independent assessment of the risk associated with our compensation programs. In addition, Meridian advised the Committee on the following matters: market trends; regulatory and governance developments and how they may impact our executive compensation programs; the design and structure of our executive compensation programs to ensure linkage between pay and performance; setting the pay for our CEO; and compensation recommendations for the other executive officers, in consultation with the CEO.

In 2014, the Compensation Committee reviewed the target total compensation of our executive officers relative to the compensation paid by our peer companies for similar positions. The Committee’s independent compensation consultant provided the primary market data for this purpose. Additionally, management provided the Committee with compensation information obtained from the following three industry survey sources: Southwest Energy Group, Effective Compensation, Inc. (ECI) and Meridian. The Committee considers the market data as one reference tool used in making compensation decisions. Generally, our compensation program targets the 50th percentile base salary level relative to our peers and actual total compensation level reflective of both the company and individual actual performance.

Peer Group

The Compensation Committee, in consultation with Meridian, considered several factors in selecting an industry-specific peer group for external benchmarking. Considerations included the following:

•	size measures such as enterprise value, market capitalization, and assets;

•	operational measures such as business complexity, geographic location, mix of oil/gas focus, and

•	competitive market for executive talent.

Our compensation peer group for 2014 included the following companies:

Bill Barrett Corp.	Cabot Oil & Gas Inc.	Carrizo Oil & Gas Inc.
Cimarex Energy Co.	Energen Corp.	Halcon Resources Corp.
Laredo Petroleum Inc.	Newfield Exploration Co.	Oasis Petroleum Inc.
Penn Virginia Corp.	Range Resources Inc.	Rosetta Resources Inc.
SM Energy Co.	Stone Energy Co.	WPX Energy Inc.

Elements of the 2014 Compensation Program

The compensation program for our named executive officers is comprised of base salary, cash-based annual incentive compensation, long-term equity-based incentive compensation and benefits. Our program is designed to deliver the majority of an executive’s compensation in performance-based awards dependent on both company and individual performance.

Components of Compensation	Purpose	Competitive Positioning
Base Salary	• Recognize responsibilities, experience and contributions • Provide competitive, regular-paid income	• Targeted at the median of peers

Annual Incentive Plan (“AIP”) (Cash Based)	• Reward the achievement of key shorter-term corporate objectives • Align our executives’ interests with shareholder interests	• Target opportunity set at competitive levels relative to peers • Actual payouts determined based on annual performance relative to annual goals

Long-Term Incentive Compensation Plan (“LTIP”) (Equity Based Award)

•    Align executives’ interests with the interests of shareholders over the long-term

•    Reward for long-term performance

•    Encourage retention through time-based requirements

•    Establish and maintain equity ownership

• Targeted value set at competitive levels relative to peers • Actual value earned dependent on performance relative to specific corporate financial and operational performance goals

Benefits	• Provide savings and security through matching 401(k) contributions, medical, life, and disability insurance	• Competitive with market practice

Mix of Pay

The 2014 mix of actual total compensation for our CEO reflected a significant portion of his pay in the form of performance-based compensation. Over 75% of total CEO compensation during 2014 was performance-based and at risk depending on the Company meeting its performance metrics for the annual incentive and long-term equity award programs.

2014 Compensation Outcomes

The following table summarizes the 2014 actual annual compensation for our Chief Executive Officer approved by the Committee. The amounts in this table may differ from the Summary Compensation Table (SCT) due to reporting requirements. Additionally, this table focuses only on direct compensation and excludes “other compensation” required in the SCT.

Name	Base Salary as of December 31, 2014	2014 AIP (Paid in 2015)	Actual Value of Annual LTIP	Total Direct Compensation
Michael D. Watford	$800,000	$1,500,000	$1,545,826	$3,845,826

Base Salary

Provides regular-paid income based on the responsibilities, experience and contributions of each of our executive officers. We consider how the current base salary for each of our executive officers aligns with market conditions and the median of our peer group. Mr. Watford’s base salary is determined under the employment agreement between us and Mr. Watford which was approved by the Compensation Committee and the Board of Directors. For 2014, Mr. Watford’s base salary remained at $800,000 to recognize his consistent leadership and to remain competitive with the market. Effective April 1, 2014, Brad Johnson was promoted from Vice President, Engineering & Development to Senior Vice President, Operations, and he received an increased base salary in connection with his promotion. Effective August 1, 2014, Garland R. Shaw was promoted from Vice President and Controller to Senior Vice President and Chief Financial Officer, and he received an increased base salary in connection with his promotion. Our Compensation Committee also awarded base salary increases to Mr. Selvius and Mr. Rogers based on their performance and the peer group and market condition factors referenced above.

Annual Incentive Plan

Under our AIP, the Compensation Committee establishes the performance metrics and goals each year. The metrics are designed to measure key deliverables critical to our sustained short and longer-term success. The

Committee, in its discretion, may consider additional factors such as commodity prices and significant corporate transactions in determining the actual amount of any annual incentive award. The Compensation Committee may adjust the initial incentive pool by 20% to reflect their overall assessment of our results at the end of the year.

Our executive officers have the potential to receive meaningful cash incentive compensation under the AIP. The AIP opportunity ranges from 0% to 200% of target with payouts based on actual level of performance achieved and the Committee’s discretion on overall performance. The total of all individual incentive awards may not exceed the funded and approved incentive pool.

The table below describes the targets established by the Committee in February 2014 and the actual performance level achieved during 2014.

Performance Metric	Weight	Threshold	Target	Above Expectations	Actual Performance
Finding & Development Costs	25%	$1.75/mcfe	$1.50/mcfe	$1.25/mcfe	$0.75/mcfe
EBITDA	25%	$740 million	$780 million	$820 million	$810 million
Production	25%	229 bcfe	239 bcfe	249 bcfe	249 bcfe
Cash Costs	25%	$2.40/mcfe	$2.25/mcfe	$2.10/mcfe	$2.03/mcfe

For 2014, the Company’s actual performance exceeded the Above Expectations levels for two (Finding and Development Costs and Cash Costs) of the four measures, equaled the Above Expectations level for a third measure (Production) and exceeded the target level for the fourth measure (EBITDA). Actual EBITDA came within 1.2% of the Above Expectations level. The Compensation Committee recognized the combined performance against these measures and elected to fund the 2014 AIP compensation at the Above Expectations level.

Individual AIP Opportunity and Actual AIP Payout

Name	Officer Level	Target AIP (% of Salary)	Actual 2014 AIP Earned
Michael D. Watford	Level I	100%	$1,500,000
Brad Johnson	Level II	80%	$700,000
Garland R. Shaw	Level II	80%	$650,000
Marshall D. Smith	Level II	80%	$0
Douglas B. Selvius	Level III	55%	$320,000
A. Kent Rogers	Level III	55%	$360,000

2014 Long-Term Incentive Plan

At the regularly scheduled February meeting, the Compensation Committee granted awards of long-term equity-based incentives to our executive officers after considering competitive market data, cost considerations and the performance of the Company and the named executive officers. Fifty percent of the target LTI value was issued in the form of time-based contingent restricted stock units, and fifty percent was issued in performance-based contingent restricted stock units. The performance-based awards are measured over a three-year performance period based on the following performance measures established by the Compensation Committee. The Committee believes these performance measures encourage our management to focus on critical drivers of current and future value growth for our shareholders. All contingent restricted stock units granted to our named executive officers in 2014 vest, if at all, only after the end of the three-year performance period.

Metric	Threshold	Target	Above Expectations
Return on Capital Employed (average annual)	8%	11.5%	15%
Debt Level (average annual)	<3.5 x EBITDA	<3.25 x EBITDA	<3.0 x EBITDA
Reserve Replacement Ratio (average annual)	75%	100%	125%
Total Shareholder Return (Officer’s Only)	15%	30%	50%

During 2014, the Compensation Committee approved the award of an aggregate of 562,565 contingent restricted stock units to our officers and employees, representing less than 0.37% of our outstanding common shares on the dates the contingent restricted stock units were granted. Our named executive officers were awarded an aggregate of 291,249 contingent restricted stock units during 2014, or 52% of the total contingent restricted stock units granted in fiscal 2014. During 2014, contingent restricted stock units were awarded to all our named executive officers who held their offices during 2014. All contingent restricted stock units granted to our named executive officers in 2014 vest, if at all, only after the end of the three-year performance period for the 2014 LTIP.

2012 Long-Term Incentive Plan

The performance period ended on December 31, 2014 for the performance based contingent restricted stock units granted in 2012. In February 2015, the Compensation Committee determined a final payout at 30% above the target level and awarded payouts to eligible executives. With respect to all LTIP’s adopted, the contingent restricted stock unit awards vest at the time the awards are paid, and participants must be our employees when the awards are distributed in order to receive the award. If the participant is not employed by us on the distribution date, then he/she will not receive the award.

Benefits

We provide benefits to our permanent, full-time employees, including executive officers. These benefits, which are ordinary and customary in our industry, consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, a cafeteria plan which we sponsor and a 401(k) employee savings and protection plan. The costs of these benefits are paid for largely by the Company. We also match employee deferral amounts up to a total of 5% of eligible compensation. Our discretionary 401(k) contribution to each qualified participant was calculated based on 8% of the employee’s eligible salary during 2014. We pay all administrative costs to maintain the plan. We do not provide a pension or other non-qualified retirement plans, and we do not gross up excise tax on severance payments.

How Elements of Our Compensation Program are Related to Each Other

The various components of our compensation program are related but distinct and are designed to emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to our long- and short-term financial and strategic goals. Our compensation philosophy is designed to foster entrepreneurship at all levels of the organization and is focused on employee value and retention by making long-term equity-based incentives a substantial component of our executive compensation. The appropriate level for each compensation component is based in part, but not exclusively, on internal equity and consistency, and other relevant considerations such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Accounting and Tax Considerations

Our compensation program is structured to comply with Internal Revenue Code Sections 162(m) and 409A, with limited exceptions. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified, deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. In addition, we may authorize compensation that does not comply with the exemptions in Section 162(m) when we believe that such compensation is appropriate and in the best interest of our shareholders.

All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in the consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation (“FASB ASC 718”).

Stock Ownership Policy

Our stock ownership policy requires: Mr. Watford to own common shares in us having a value at least six times his base salary; our Senior Vice Presidents to own common shares in us having a value at least three times their base salary; our Vice Presidents to own common shares in us having a value at least two times their base salary; and each of our directors to own common shares in us having a value at least three times the value of their cash retainer. Newly-appointed executives and directors have five years to come into compliance with the policy’s guidelines. Until the stock ownership guideline is achieved, each of our officers is expected to retain 100% of the “net shares” received under our incentive compensation plans. Our CEO will address any shortfall of the required ownership levels on a case by case basis after consideration of the executive’s historical ownership, the reason for the shortfall and the expected period of time for restoring compliance.

Compensation Committee Report

Our senior management and our Compensation Committee have reviewed the Compensation Discussion and Analysis provisions to be included in our year-end 2014 proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 and recommend to our Board that the foregoing compensation discussion and analysis be included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2014 and the year-end 2014 proxy statement.

Compensation Committee:

Mr. W. Charles Helton (Chairman)

Mr. Stephen J. McDaniel

Mr. Roger A. Brown

Mr. Michael J. Keeffe

Summary Compensation Table

The following table shows compensation information for our fiscal years ended December 31, 2014, 2013, and 2012, for our principal executive officer, our principal financial officer, our former principal financial officer, and three additional executive officers who held their positions as of the end of 2014. We refer to these individuals as named executive officers.

Name & Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards (2)($)	Non- Equity Incentive Plan Compen- sation (3)($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (4)($)	All Other Compen- sation (7) ($)	Total ($)
Michael D. Watford Chairman of the Board, Chief Executive Officer and President	2014	$800,000	$—	$1,020,000	$1,500,000	n/a	$40,145	$3,360,145
	2013	$800,000	$—	$1,020,000	$1,600,000	n/a	$40,099	$3,460,099
	2012	$800,000	$—	$1,020,000	$1,600,000	n/a	$42,826	$3,462,826

Garland R. Shaw (5)	2014	$295,900	$90,000	$112,500	$560,000	n/a	$47,072	$1,105,472
Senior Vice President and
Chief Financial Officer

Marshall D. Smith (6)	2014	$250,963	$—	$367,135	$—	n/a	$39,813	$657,911
Former Chief Financial Officer	2013	$400,000	$50,000	$278,400	$640,000	n/a	$44,865	$1,413,265
	2012	$400,000	$—	$300,000	$560,000	n/a	$49,028	$1,309,028

Brad Johnson	2014	$360,600	$100,000	$326,250	$600,000	n/a	$49,726	$1,436,576
Senior Vice President, Operations	2013	$285,000	$66,500	$128,250	$313,500	n/a	$50,717	$843,967
	2012	$270,000	$85,000	$101,250	$270,000	n/a	$54,272	$780,522

Douglas B. Selvius	2014	$290,700	$230	$124,250	$319,770	n/a	$49,726	$784,676
Vice President, Exploration	2013	$280,000	$—	$126,000	$293,000	n/a	$50,717	$749,717
and Land	2012	$270,000	$65,000	$101,250	$270,000	n/a	$54,110	$760,360

A. Kent Rogers	2014	$279,600	$52,440	$125,800	$307,560	n/a	$44,366	$809,766
Vice President, Drilling and Completions

(1)	The amounts in this column represent amounts in addition to the maximum estimated future payout awarded in 2014, 2013 and 2012, respectively, under the AIP.
(2)	The amounts in this column relate to total estimated payouts attributable to 2014, 2013 and 2012, respectively, under our Long-Term Incentive Plans described in “Compensation Discussion and Analysis.” Actual awards under our LTIPs are not payable to the named executive officers until after the end of the three-year performance cycle and adequate time has elapsed to allow for performance measurement. The assumptions utilized in the calculation of amounts related to stock awards are set forth in Footnote 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year-ended December 31, 2014.

The amounts reflected for the years ended December 31, 2014, 2013 and 2012 assume that the threshold level of performance conditions will be achieved. If the Company ultimately attains the maximum, target, or threshold performance objectives, the associated aggregate compensation, estimated at the grant date, is set forth in the table below. If the actual performance is below the threshold performance objectives, the resulting award may be zero.

	2014 LTIP ($)	2013 LTIP ($)	2012 LTIP ($)
Michael D. Watford
Threshold	$1,020,000	$1,020,000	$1,020,000
Target	$3,400,000	$3,400,000	$3,400,000
Maximum	$6,800,000	$6,800,000	$5,100,000

Garland R. Shaw
Threshold	$112,500	$106,200	$54,250
Target	$375,000	$354,000	$180,833
Maximum	$750,000	$708,000	$271,250

Marshall D. Smith (7)
Threshold	$367,135	$278,400	$300,000
Target	$1,223,783	$928,000	$1,000,000
Maximum	$2,447,565	$1,856,000	$1,500,000

Brad Johnson
Threshold	$326,250	$128,250	$101,250
Target	$1,087,500	$427,500	$337,500
Maximum	$2,175,000	$855,000	$506,250

Douglas B. Selvius
Threshold	$124,250	$126,000	$101,250
Target	$414,167	$420,000	$337,500
Maximum	$828,333	$840,000	$506,250

A. Kent Rogers
Threshold	$125,800	$119,250	$95,500
Target	$419,333	$397,500	$318,333
Maximum	$838,667	$795,000	$477,500

(3)	The amounts in this column represent amounts of annual cash incentive compensation received by the named executive officers in 2014, 2013 and 2012, respectively, under the AIP.
(4)	The named executive officers receive no benefits from the Company under defined pension or defined contribution plans.
(5)	Mr. Shaw became Senior Vice President and Chief Financial Officer of the Company during August 2014.
(6)	Mr. Smith resigned from his position as our Chief Financial Officer in August 2014. Upon his resignation, he forfeited his awards in the 2013 LTIP and 2014 LTIP plans.
(7)	Amounts in this column consist of matching and discretionary contributions under our 401(k) plan and health and life insurance premiums paid on behalf of the named executive officers as detailed in the table below:

		For the Year Ended December 31, 2014
Name	Principal Position	401(k) Matching and Discretionary Contributions	Health and Life Insurance	Total Other Benefits
Michael D. Watford	Chairman of the Board, Chief Executive Officer and President	$33,800	$6,345	$40,145
Garland R. Shaw	Senior Vice President and Chief Financial Officer	$31,146	$15,926	$47,072
Brad Johnson	Senior Vice President, Operations	$33,800	$15,926	$49,726
Douglas B. Selvius	Vice President, Exploration and Land	$33,800	$15,926	$49,726
A. Kent Rogers	Vice President, Drilling and Completions	$33,800	$10,566	$44,366
Marshall D. Smith	Former Chief Financial Officer	$32,625	$7,188	$39,813

Grants of Plan-Based Awards

The following table sets forth specific information with respect to each plan-based award made during 2014 under any of our compensation plans to a named executive officer who held his position at the end of the year.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
Michael D. Watford:
Annual Incentive Plan		$240,000	$800,000	$1,600,000
Long-Term Incentive Plan	2/17/2014	—	—	—	42,929	143,098	286,195	—	—	—	$1,020,000
Garland R. Shaw:
Annual Incentive Plan		$84,000	$280,000	$560,000
Long-Term Incentive Plan	2/17/2014	—	—	—	4,735	15,783	31,566	—	—	—	$112,500
Marshall D. Smith: (3)
Annual Incentive Plan		$101,280	$337,600	$675,200
Long-Term Incentive Plan	2/17/2014				15,452	51,506	82,410				$367,135
Brad Johnson:
Annual Incentive Plan		$95,625	$318,750	$600,000
Long-Term Incentive Plan	2/17/2014	—	—	—	13,731	45,770	91,540	—	—	—	$326,250
Douglas B. Selvius:
Annual Incentive Plan		$47,966	$159,885	$319,770
Long-Term Incentive Plan	2/17/2014	—	—	—	5,229	17,431	34,863	—	—	—	$124,250
A. Kent Rogers:
Annual Incentive Plan		$46,134	$153,780	$307,560
Long-Term Incentive Plan	2/17/2014	—	—	—	5,295	17,649	35,297	—	—	—	$125,800

(1)	Represents potential payouts under our 2014 Annual Incentive Plan for the one-year period ending December 2014. Pursuant to the 2014 AIP, the Compensation Committee determined threshold, target and maximum payout amounts for each named executive officer in February 2014. Awards are paid after the end of the one-year period based on the attainment of pre-established performance measures and other factors. The AIP is discussed in further detail under the heading “Compensation Discussion and Analysis.”
(2)	Represents potential payouts under our 2014 LTIP awards of contingent restricted stock units for the three-year period ending December 2016. Pursuant to the LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2014. Awards are paid after the end of the three-year period based on the attainment of pre-established performance measures and other factors. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” The assumptions utilized in the calculation of these amounts are set forth in Footnote 6 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014.

All contingent restricted stock units granted to our named executive officers in 2014 were awarded under the 2005 Stock Incentive Plan and have an award price based on the fair market value of our common shares on the date of grant. The fair market value, as described in the 2005 Stock Incentive Plan, is the average high and low price of our shares on the date of grant.

(3)	Mr. Smith resigned from his position as our Chief Financial Officer in August 2014. Upon his resignation, he forfeited his awards in the 2014 AIP and 2014 LTIP plan.

Employment Agreement

Together with Mr. Watford, our Chairman, President and Chief Executive Officer, we are parties to an employment agreement that became effective February 1, 2007. The agreement had an initial term of three years and automatically extends for successive one-year periods unless we notify Mr. Watford at least ninety days before the term ends of our intention not to renew the agreement. For each one-year extension, the terms of employment are subject to our approval and the approval of Mr. Watford. In February 2014, we agreed with Mr. Watford to terms of his continued employment for a one-year period. The employment agreement was renewed again in February 2015 for a one-year period ending February 2016.

Under the agreement, Mr. Watford’s base salary is reviewed by our Compensation Committee annually for appropriate increases based on Mr. Watford’s performance and the then current market conditions for comparable positions. Mr. Watford also participates in our annual incentive and long-term incentive compensation plans. In addition, the agreement provides that any such plans we adopt in the future will be at least as favorable to

Mr. Watford as the plans in effect when the agreement was signed. Mr. Watford prepares the applicable performance targets, goals and rewards under such plans for review and approval by our Compensation Committee. We provide Mr. Watford an automobile, and we reimburse him for reasonable business expenses. Mr. Watford is also entitled to participate in any life insurance, disability and health insurance plans we maintain during the term of the agreement.

We may terminate the agreement at any time for any reason or for just cause. Just cause is defined as a breach of the agreement by Mr. Watford or the commission by Mr. Watford of certain illegal acts. Additionally, Mr. Watford may terminate the agreement within two years after any of the following: (i) assignment to Mr. Watford of duties inconsistent with his position as of the date of the agreement; (ii) if we experience a change of control; (iii) our failure to continue to provide Mr. Watford the level of compensation to which he is entitled as of the date of the agreement; (iv) our requiring Mr. Watford to relocate outside of Houston, Texas; or (v) our breach of the agreement.

If the agreement is terminated other than for just cause, if we fail to extend it at the end of the initial term or any one-year extension, or if we and Mr. Watford are unable to agree on the terms of employment for any one-year extension, we are required to pay Mr. Watford a lump sum equal to his most recent annual salary plus his most recent payment under our AIP. In addition, all of Mr. Watford’s unvested equity awards will immediately vest upon such termination (or expiration), and be exercisable for one year. We have also agreed to indemnify Mr. Watford for liabilities to which he may be subject as a result of acting as an officer on our behalf or on the behalf of any of our subsidiaries, and to maintain director and officer liability insurance coverage.

Equity Incentive Plan Awards

Our incentive compensation plans are administered by our Compensation Committee as the “Plan Administrator.” The Plan Administrator may make awards of shares to our employees, directors, officers and consultants as long as the aggregate number of common shares issuable to any one person pursuant to incentives does not exceed 5% of the number of common shares outstanding at the time of the award. In addition, no participant may receive during any fiscal year awards of incentives covering an aggregate of more than 500,000 common shares. The Plan Administrator determines the vesting requirements and any vesting restrictions or forfeitures that occur in certain circumstances. Incentives may not have an exercise period longer than 10 years. The exercise price of the shares may not be less than the fair market value of the common shares at the time of award, where “fair market value” means the average high and low trading price of the common shares on the date of the award. If we experience a change of control (as defined in our incentive compensation plans) and if our employees are terminated following such a change of control, all outstanding awards are payable in cash at the maximum levels.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specific information with respect to unexercised options and unvested awards for each of our named executive officers outstanding as of December 31, 2014 assuming a market value of $13.16 per share (the closing stock price of the Company’s stock on December 31, 2014). Mr. Smith resigned in August 2014. Accordingly, he had no outstanding equity awards at December 31, 2014.

	Option Awards					Share Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#)	Market Value of Shares or Units of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael D. Watford	26,118			$63.05	3/30/2016
	36,585			$51.60	2/16/2017
	26,557			$75.18	2/18/2018
								143,218	(1)	$1,884,751	(1)
								211,574	(2)	$2,784,319	(2)
								143,098	(3)	$1,883,165	(3)

Garland R. Shaw	30,000			$50.15	10/16/2016
	3,150			$51.60	2/16/2017
	2,287			$75.18	2/18/2018
								7,617	(1)	$100,243	(1)
								22,029	(2)	$289,897	(2)
								15,783	(3)	$207,702	(3)

Brad Johnson	40,000			$52.77	9/29/2018
								14,217	(1)	$187,089	(1)
								26,602	(2)	$350,087	(2)
								45,770	(3)	$602,336	(3)

Douglas B. Selvius								14,217	(1)	$187,089	(1)
								26,136	(2)	$343,945	(2)
								17,431	(3)	$229,395	(3)

A. Kent Rogers	50,000			$51.33	10/10/2015
	2,680			$63.05	3/30/2016
	3,354			$51.60	2/16/2017
	2,508			$75.18	2/18/2018
								13,409	(1)	$176,464	(1)
								24,736	(2)	$325,520	(2)
								17,649	(3)	$232,257	(3)

(1)	Represents potential payouts under our 2012 LTIP for the three-year period ending December 2014. Pursuant to the 2012 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2012. Awards for the 2012 LTIP vest and are paid after the end of the three-year period based on the attainment of applicable pre-established performance measures. Our LTIP program is discussed in further detail under the heading “Compensation Discussion and Analysis.”
(2)	Represents potential payouts under our 2013 LTIP for the three-year period ending December 2015. Pursuant to the 2013 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2013. Awards for the 2013 LTIP will vest and be paid, if at all, after the end of the three-year period based on the attainment of applicable pre-established performance measures and other factors. Our LTIP program is discussed in further detail under the heading “Compensation Discussion and Analysis.”
(3)	Represents potential payouts under our 2014 LTIP for the three-year period ending December 2016. Pursuant to the 2014 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2014. Awards for the 2014 LTIP will vest and be paid, if at all, after the end of the three-year period based on the attainment of applicable pre-established performance measures and other factors. Our LTIP program is discussed in further detail under the heading “Compensation Discussion and Analysis.”

Option Exercises and Stock Vested

The following table sets forth specific information with respect to each exercise of stock options and each vesting of stock during 2014 for each of our named executive officers on an aggregated basis.

	Option Awards		Share Awards(1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Michael D. Watford	—	$—	65,060	$1,545,826
Garland R. Shaw	—	$—	4,109	$101,548
Brad Johnson	—	$—	6,334	$150,496
Douglas B. Selvius	—	$—	6,963	$169,359
A. Kent Rogers	—	$—	4,261	$105,159
Marshall D. Smith	—	$—	19,795	$470,329

(1)	Relates to the payout of the 2011 LTIP in our common shares during the first quarter of 2014, and, with respect to Messrs. Shaw, Selvius and Rogers, also includes the payout of the 2011 Best in Class program in our common shares during the second quarter of 2014.

Potential Payouts Upon Change of Control and Termination

Our named executive officers are entitled to severance benefits in the event their employment is: involuntarily terminated, other than for cause; or is voluntarily terminated for good reason within two years of a change of control (as defined in our compensation plans). Based on a hypothetical termination date of December 31, 2014, the change of control payments to our current named executive officers would have been as follows:

	Mr. Watford(2)	Mr. Shaw(3)	Mr. Johnson	Mr. Selvius(3)	Mr. Rogers(3)
Base Salary	$2,000,000	$750,000	$800,000	$604,000	$604,000
Annual Cash Compensation	3,750,000	1,200,000	1,280,000	664,400	664,400
Health & Welfare Benefits	19,035	31,852	31,852	31,852	21,132
Additional Retirement Benefits	—	—	—	—	—
Perquisites	—	—	—	—	—

Subtotal	$5,769,035	$1,981,852	$2,111,852	$1,300,252	$1,289,532
Fair market value of accelerated equity compensation (1)	12,162,094	1,145,562	2,185,480	1,427,315	1,380,250

TOTAL	$17,931,129	$3,127,414	$4,297,332	$2,727,567	$2,669,782

(1)	Includes the 2012, 2013, 2014 LTIP amounts estimated at maximum levels.
(2)	The base salary and annual cash compensation are calculated based on Mr. Watford’s employment agreement which was in effect on December 31, 2014. See “Employment Agreements.” The health and welfare benefits are assumed to continue for three years as provided in the employment agreement and are calculated using 2014 amounts.
(3)	The base salary and annual cash compensation are equal to two times the executive’s base salary and the maximum compensation opportunity under the AIP. The health and welfare benefits include the continuation of life and health insurance benefits for two years at existing group rates.

Good reason includes a reduction in the officer’s base salary, diminution of the officer’s duties or relocation of the officer greater than 50 miles without consent, and a change of control is generally defined as: (i) the acquisition by someone other than us (or an employee benefit plan we sponsor) of beneficial ownership of 35%

or more of our then outstanding common shares or the combined voting power of our then outstanding voting securities; (ii) if the individuals who constitute our Board of Directors, including new board members approved by our incumbent Board, cease for any reason to constitute at least a majority of our Board; (iii) if we consummate a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets or the acquisition of assets of another corporation, unless following such business combination our current beneficial owners own at least 50.1% of the combined voting power of the combined company; or (iv) if our shareholders approve our complete liquidation or dissolution.

Director Compensation

During 2014, non-employee directors were paid an annual retainer of $90,000 and received common shares equivalent to $175,000. Directors who are also our officers or employees do not receive any compensation for duties performed as directors. The following table shows compensation paid to each of our non-officer directors who served during the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings	All Other Compen- sation ($)	Total ($)
W. Charles Helton	$90,000	$175,000	—	—	—	—	$265,000
Roger A. Brown	$90,000	$175,000	—	—	—	—	$265,000
Stephen J. McDaniel	$90,000	$175,000	—	—	—	—	$265,000
Michael J. Keeffe (3)	$105,000	$175,000	—	—	—	—	$280,000

(1)	Represents the grant date fair value of 6,518 common shares on the grant date of May 20, 2014.
(2)	At December 31, 2014 none of our outside directors had stock or option awards outstanding.
(3)	Includes $15,000 paid to Mr. Keeffe for chairing our Audit Committee.

CORPORATE GOVERNANCE

Statement of Corporate Governance Practices

We have long believed good corporate governance is important to ensure our business is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and to the practices of other public companies. We also continuously review the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002, all new and proposed rules of the Securities and Exchange Commission and all new and proposed listing and compliance standards of the NYSE.

Corporate Governance Guidelines. Our Board adopted the Corporate Governance Guidelines to assist it in the exercise of its responsibilities. These Guidelines are interpreted in the context of all applicable laws and our Certificate of Continuance, Articles of Incorporation, By-laws and other corporate governance documents. The Guidelines are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations. The Guidelines are available free of charge to the public on our website at http://www.ultrapetroleum.com. You may also request a copy of the Guidelines at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Code of Business Conduct and Ethics. In February 2003, our Board adopted a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees. In connection with the listing of our shares on the NYSE, the Code of Business Conduct and Ethics was amended by the Board in August 2008 to comply with the requirements of the NYSE. As of the date of this report, our Board has not granted any waivers to the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is available free of charge on our website at http://www.ultrapetroleum.com. You may also request a copy of the Code of Business Conduct and Ethics at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on our website.

Mandate of the Board and Role in Risk Oversight

Our Board of Directors has explicitly acknowledged responsibility for the management of our business and affairs, and to act with a view to our best interests. The mandate of the Board includes, among other matters: the adoption of a strategic planning process; the assessment of management performance, considering succession planning, and taking responsibility for appointing, training and monitoring senior management; establishing a policy to facilitate communications with shareholders and others involved with us; and addressing the integrity of our internal control and management information systems.

While our full board of directors, with input from each of its committees, oversees our management of risks, our management team is responsible for our day-to-day risk management process. Our Audit Committee reviews, with management as well as our internal and external auditors, our business risk management process, including the adequacy of our overall control environment and controls in selected areas representing significant financial and business risk. The audit committee receives reports from management at least quarterly regarding management’s assessment of various risks and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. In addition, each of the committees of our Board of Directors as well as senior management reports regularly to our full Board regarding risks we face and the steps taken to mitigate those risks.

Our Board of Directors met formally six times during the fiscal year ended December 31, 2014. During 2014, all directors attended 100% of the Board meetings. Each committee member attended 100% of committee meetings that occurred during 2014. One of our directors attended our annual meeting in 2014. We do not currently have a formal policy regarding directors attending our annual meeting.

Board Composition and Independence from Management

The Board has determined that four of our five current directors, Dr. Helton, Mr. McDaniel, Mr. Brown, and Mr. Keeffe, and four of the five nominated directors, Dr. Helton, Mr. McDaniel, Mr. Brown, and Mr. Keeffe, are “independent directors” pursuant to the corporate governance standards for companies listed on the NYSE. It is a policy of our Board that a majority of the members of the Board be independent of our management. For a director to be “independent,” the Board affirmatively determines that the director has no material relationship with us that would interfere with the exercise of his or her independent judgment. The director may not be one of our officers or employees or be an officer or employee of any of our affiliates and may not have served in such capacity during the past three years. In addition, a director will not be deemed independent if he or she:

•

Has accepted or has an immediate family member who has accepted any payments from us or from any of our affiliates in excess of $120,000 during the current or any of the past three years. Compensation for board service, payments arising solely from investments in our securities, compensation paid to an immediate family member who is a non-executive employee of ours or of any affiliate of ours, compensation received for former service as an interim Chairman or CEO, or benefits under a tax-qualified retirement plan or non-discretionary compensation are not included in the $120,000.

•

Is an employee of, or has an immediate family member who is an executive officer of, any organization to which we made, or from which we received, payments (other than those arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs) that exceed 2% of such organization’s consolidated gross revenues for that year, or $1,000,000, whichever is more, in any of the most recent three fiscal years.

•	Is an immediate family member of an individual who is or has been employed by the Company or any parent or subsidiary of the Company as an executive officer during any of the past three years.

•	Is an executive officer of another entity where any of our executive officers serve on the compensation committee.

•

Is or has an immediate family member who is a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

Consistent with NYSE requirements and to promote open discussion among our non-management directors, our non-management directors meet in separate executive (private) sessions following each regularly scheduled meeting of our Board. The Chairman of such executive sessions, as elected by the independent directors, is Dr. Helton, and he presides at executive sessions of our Board.

Board of Directors’ Leadership Structure

Michael D. Watford is our Chief Executive Officer, and Chairman of our Board of Directors. He has served in those positions since January 1999. Mr. Watford is also our largest individual shareholder, controlling over 3.9 million shares of our common stock. It is Mr. Watford’s opinion, an opinion shared by our full Board, that our largest individual shareholder and chief executive who is active in the business, as is currently the case and has been the case with Mr. Watford for more than the past 16 years, should hold both roles. In addition, our Board believes we benefit because our leadership structure (combined Chairman/CEO position, experienced independent directors and Board committees, and regular executive sessions of the non-management directors) provides a strong, unified leadership for our management team and the Board. In addition, during 2012 the Board appointed Dr. Helton as the lead independent director of our Board.

Communication with the Board of Directors

In order to provide our shareholders and other interested parties with a direct and open line of communication to our Board, the Board has adopted the following procedures for communications to directors.

Shareholders and other interested persons may communicate with the Chairman of our Audit Committee or with our non-management directors as a group by written communications addressed in care of Corporate Secretary, Ultra Petroleum Corp., 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060.

All communications received in accordance with these procedures will be reviewed initially by our senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (i) does not relate to our business or affairs or the functioning or constitution of our Board of Directors or any of its committees; (ii) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; (iii) is an advertisement or other commercial solicitation or communication; (iv) is frivolous or offensive; or (v) is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Board Committees

Our Board has three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board may add new committees or remove existing committees as it deems advisable for purposes of fulfilling its primary responsibilities. Each committee will perform its duties as assigned by the Board of Directors in compliance with our by-laws. The committees and their mandates are outlined below.

Audit Committee. The purpose of the Audit Committee is to oversee: the integrity of our financial statements and disclosures; our compliance with legal and regulatory requirements; the qualifications, independence and performance of our independent auditors; the performance of our internal audit function and independent auditors; our internal control systems; and our procedures for monitoring compliance with our Code of Business Conduct and Ethics.

The principal function of the Audit Committee is to assist our Board of Directors in the areas of financial reporting and accounting integrity. As such, it meets periodically with the independent auditors and management, including each in executive session. Management is solely responsible for the financial statements and the financial reporting process, including the system of internal controls. Our independent auditors are responsible for expressing an opinion on the conformity of these financial statements, in all material respects, with accounting principles generally accepted in the United States of America.

Our Audit Committee is responsible for retaining and compensating our independent auditors. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by our independent auditors. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. Services proposed to be provided by the independent auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

All requests or applications for the independent auditor to provide services to us must be submitted to the Audit Committee by the independent auditor and management and must state whether, in the view of the submitting party, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. In the event that any member of management or the independent auditor becomes aware that any services are being, or have been, provided to us by the independent auditor without the requisite pre-approval, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate management so that prompt action may be taken to the extent deemed necessary or advisable.

For meetings held during 2014, the Audit Committee was comprised of Messrs. Keeffe, McDaniel, Helton and Brown. The Board of Directors has affirmatively determined that each of the members is financially literate and is “independent” for purposes of NYSE rules applicable to members of the audit committee, meaning that the director has no relationship with us that may interfere with his independence from us and our management. Additionally, our Board of Directors has determined that Mr. McDaniel and Mr. Keeffe are each an “audit committee financial expert.”

The Audit Committee held four meetings during 2014, and all members attended all meetings during the year. The Audit Committee Charter is available free of charge to the public on our website at http://www.ultrapetroleum.com. You may also request a copy of the Audit Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Compensation Committee. The purpose of our Compensation Committee is to: assist the Board in the discharge of its fiduciary responsibilities relating to the compensation of our Chief Executive Officer and other executives; approve and administer our incentive compensation plans; establish targets and measure performance against those targets; and prepare an annual report on executive compensation. For meetings held during 2014, the members of our Compensation Committee were Messrs. Helton, McDaniel, Brown and Keeffe. The Board determined that each of the members is independent for purposes of NYSE rules. Our Compensation Committee held five meetings during 2014, and all members attended all meetings during the year. The Compensation Committee Charter is available free of charge to the public on our website at http://www.ultrapetroleum.com. You may also request a copy of the Compensation Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee (“Nominating Committee”) is to: identify and recommend to the Board individuals qualified to be nominated for election to the Board; recommend to the Board the members and Chairperson for each Board committee; and periodically review and assess our Corporate Governance Principles and Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board. The Board of Directors has determined that each member of this Committee is independent for purposes of NYSE rules. During 2014, this Committee was comprised of Messrs. Brown, Helton, McDaniel, and Keeffe. The Nominating Committee met two times during 2014 and all members attended all meetings during the year. In accordance with our Corporate Governance Principles and with the Nominating Committee’s Charter, the Nominating Committee performs the functions listed above, which includes an assessment of whether our Board has the necessary diversity of skills, backgrounds, and experiences to meet our ongoing needs. The Nominating Committee Charter is available free of charge to the public in print or on our website at http://www.ultrapetroleum.com. You may also request a copy of the Nominating Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Identifying and Evaluating Director Nominees.

The Board of Directors has established certain criteria that it and the Nominating Committee use as guidelines in considering nominations to our Board. The criteria include: personal characteristics, including such matters as integrity, age, education, financial independence, diversity of background, gender and ethnic diversity, skills and experience, absence of potential conflicts of interest with us and our operations, willingness to exercise independent judgment, and the availability and willingness to devote sufficient time to the duties as one of our directors; experience in corporate management; experience as a board member of another company; practical and mature business judgment; and in the case of an incumbent director, past performance on our Board. The criteria are not exhaustive and the Board of Directors and the Nominating Committee may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve on our Board. Our goal is to assemble a board of directors with a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors and the Nominating Committee also consider candidates with appropriate non-business backgrounds.

The Board of Directors and our Nominating Committee believe that, based on their knowledge of our corporate governance principles and the needs and qualifications of the Board at any given time, the Board, with the help of the Nominating Committee, is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Board not to accept unsolicited nominations from shareholders. In making its nominations, the Board and the Nominating Committee identify nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the criteria for Board service are re-nominated. As to new candidates, the Board and the Nominating Committee members discuss among themselves and members of management their respective recommendations. The Board and the Nominating Committee may also review the composition and qualification of the boards of directors of our competitors, seek input from industry experts or analysts and commission a formal director search to help identify qualified candidates. The Board and the Nominating Committee review the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making determinations, the Board and the Nominating Committee evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Board of Directors slates the nominees. The Nominating Committee, and the Board as a whole, believes each slated nominee possesses some or all of the desired qualifications and attributes.

In the section below entitled “Proposal 1 – Election of Directors,” biographical information is furnished with respect to each of the nominees for election at the upcoming Annual Meeting, together with a discussion of how each nominee’s experience, qualifications, attributes and skills led us to conclude such nominee should serve as one of our directors.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks nor insider (employee) participation during 2014.

Certain Transactions

In the ordinary course of our business, we purchase products or services from, or engage in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of our Board. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.

Review and Approval of Related Party Transactions.

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our annual proxy statement. In addition, our Nominating and Corporate Governance Committee or our Board (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Related Party Transactions.

Since the beginning of fiscal year 2014, there have been no transactions in excess of $120,000 between us and a related person in which the related person had a direct or indirect material interest.

PROPOSAL 1

ELECTION OF DIRECTORS

Each of our directors is elected annually and holds office until the next annual meeting of the shareholders unless that person ceases to be a director before then. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the nominees herein listed. Each incumbent director identified in the table below was nominated by our Nominating and Corporate Governance Committee as a nominee for election as one of our directors. Each of the nominees has consented to be nominated and have expressed their intention to serve if elected. Management does not contemplate that any of the nominees set out below will be unable to serve as a director. All of our officers and directors, including the nominees, are United States citizens.

Directors and Executive Officers

The following table provides information with respect to our directors, our nominees for director and our executive officers as of December 31, 2014. Please refer to the “Beneficial Ownership of Securities – Security Ownership of Certain Beneficial Owners and Management” table for a summary of the number of common shares owned by those of our current directors and executive officers who held their positions at the end of 2014. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

Name	Age	Position with the Company	Position Since
Michael D. Watford	61	Chairman of the Board, CEO, President and Director (Nominee)	1999
W. Charles Helton	73	Director (Nominee)	1994
Stephen J. McDaniel	53	Director (Nominee)	2006
Roger A. Brown	70	Director (Nominee)	2007
Michael J. Keeffe	63	Director (Nominee)	2012
Garland R. Shaw	52	Senior Vice President and Chief Financial Officer	2014
Brad Johnson	43	Senior Vice President, Operations	2014
Douglas B. Selvius	56	Vice President, Exploration and Land	2012
A. Kent Rogers	58	Vice President, Drilling and Completions	2012

Mr. Michael D. Watford was appointed Chairman, President and Chief Executive Officer of Ultra Petroleum Corp. in 1999. Prior to joining Ultra Petroleum, Mr. Watford served as Chief Executive Officer of Nuevo Energy Company from 1994 to 1998. Mr. Watford has enjoyed a full range of domestic and international industry experiences in the exploration and production, downstream refinery and chemicals businesses and managed product marketing, processing, and pipeline businesses while working over his 40-year career. Mr. Watford has held various management positions for a number of energy companies including Shell Oil, Superior Oil, Meridian Oil (Burlington Resources), Torch Energy, and Nuevo Energy. Mr. Watford attended the University of Florida where he earned his undergraduate degree in Finance in 1975. While working for Shell Oil, he attended night school at the University of New Orleans where he earned his MBA in 1978. Mr. Watford is Chairman of the Independent Petroleum Association of America, and he is on the Board of Directors of Axip Energy Services and America’s Natural Gas Alliance. In addition, he is a member of the National Petroleum Council, an oil and natural gas advisory committee to the U.S. Secretary of Energy. He also serves as a voting member on the Board of Trustees for Northwest Assistance Ministries. Mr. Watford is our largest individual shareholder.

Dr. W. Charles Helton has been a director of the Company since August 1994. Dr. Helton is a medical doctor and has been the President, Chief Financial Officer and a director of Enterprise Exploration & Production Inc., a private oil and gas exploration and development company, for more than the past five years. Dr. Helton has extensive historical knowledge about the Company. We value Dr. Helton’s participation on the Board because of the business skills and insights he has acquired as a result of his broad and diverse success in a variety of business activities throughout his career and because of the strong leadership skills he has developed serving in many different operational, management and governance roles in the health care industry.

Mr. Stephen J. McDaniel has been a director on our Board since July 2006. Mr. McDaniel also previously served as a director of Midstates Petroleum Company (NYSE:MPO), where he was previously President and Chief Executive Officer and non-executive Chairman. Since 2013, Mr. McDaniel has served on the Executive Board of the Lone Star Chapter of Big Brothers Big Sisters. His previous experience included approximately ten years of oil and gas investment banking, the majority of which was with Merrill Lynch where he held the position of Managing Director. He began his career with Conoco in 1983 where he held a variety of engineering, operations, and business development positions. We believe Mr. McDaniel is a valuable member of our Board because of his extensive oil and gas, energy investment banking and energy experience, including his financial and management expertise.

Mr. Roger A. Brown has been a director of the Company since 2007. Prior to his retirement in 2007, Mr. Brown was Vice President of Strategic Initiatives for Smith International, Inc. (acquired by Schlumberger in 2010) from 2005 to 2007 and President of Smith Technologies, a division of Smith International, Inc., from 1998 to 2005. Prior to his 30 year career in oilfield services, Mr. Brown was a practicing attorney for eight years. He holds a Bachelor of Science, Economics, History and Political Science and a Juris Doctorate all from the University of Oklahoma. Mr. Brown currently serves on the Board of McDermott International Inc. (NYSE:MDR). We value Mr. Brown’s directorship because of his legal background and his public company board and oil and gas services company executive experience.

Mr. Michael J. Keeffe has been a director of the Company since 2012. Prior to his retirement in 2011, Mr. Keeffe was a Senior Audit Partner with Deloitte & Touche LLP. He has 35 years of public accounting experience at Deloitte & Touche directing financial statement audits of public companies, principally in the oil field service and engineering and construction industries, most with significant international operations. He also served as a senior risk management and quality assurance partner in the firm’s consultation network. He is a retired Certified Public Accountant and holds a Bachelor of Arts and a Master of Business Administration both from Tulane University. Mr. Keeffe currently serves on the Board of Gulf Island Fabrication, Inc. (NASDAQ:GIFI). We believe Mr. Keeffe is a valuable member of the Board because of his accounting and financial expertise, including in our industry and related industries.

Mr. Garland R. Shaw joined Ultra Petroleum in 2006 as Corporate Controller, was named Vice President and Controller in January 2013, and has been our Senior Vice President and Chief Financial Officer since August 1, 2014. He has over 30 years of experience in the oil and natural gas industry, including accounting, financial analysis, and economic valuation for large multi-national energy companies. Mr. Shaw earned an undergraduate degree in Accounting from Oklahoma State University and holds a Masters of Business Administration from the University of Dallas. He is a Certified Public Accountant in the state of Texas.

Mr. Brad Johnson joined the Company in 2008 as Director of Reservoir Engineering and Planning, was named Vice President, Reservoir Engineering and Development in January 2011, and has been our Senior Vice President, Operations since April 1, 2014. He has over 20 years of industry experience in operations, engineering, acquisitions, project management and corporate planning. Mr. Johnson has also led multi-disciplinary teams that included engineering, geology, geophysics and land professionals. Prior to joining Ultra, Mr. Johnson was employed by Anadarko Petroleum for 13 years where he served in various engineering and leadership roles in several assets located in onshore North America, shelf and deep water Gulf of Mexico and in Algeria. Mr. Johnson earned a Bachelor of Science in Petroleum Engineering from Texas A&M University and a Master of Science in Petroleum Engineering from the University of Texas. He is a member of the Society of Petroleum Engineers and is a licensed professional engineer in Texas, Colorado, Wyoming and Pennsylvania.

Mr. Douglas B. Selvius joined the Company in 2010 as Director, Exploration. Effective January 2012, he was appointed our Vice President, Exploration and Land, overseeing the Geologic and Geophysical functions, as well as our Land group. He has over 30 years of exploration and production experience in conventional and unconventional plays across North America, the Gulf Coast, and the Gulf of Mexico. Throughout his career,

Mr. Selvius has served in multiple operational and managerial roles at both major and independent exploration and production companies. Prior to joining Ultra, he spent six years leading SM Energy’s Gulf Coast exploration effort focused on the Eagle Ford play in South Texas. He earned a Bachelor of Science in Biology from Calvin College, and a Master of Science in Geology from the University of Michigan.

Mr. A. Kent Rogers joined Ultra Petroleum in 2005 as Senior Drilling Engineer earning roles with increasing responsibility culminating in his appointment to Vice President, Drilling and Completions in 2012. He has over 34 years of industry experience in all aspects of oil and gas operations in both domestic and international producing basins. He obtained a Bachelor of Science in Petroleum Engineering from the University of Oklahoma and is a member of the Society of Petroleum Engineers.

Our Board recommends shareholders vote “FOR” the nominees for director herein listed. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the nominees herein listed.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

We are asking our shareholders to approve the resolution set forth below regarding the appointment of Ernst & Young LLP as our independent auditor for our fiscal year ending December 31, 2015 and the authorization of our Board to remove the independent auditor if the Board deems it to be in the best interests of shareholders.

RESOLVED, the shareholders of Ultra Petroleum Corp. hereby approve the appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 31, 2015 and authorize the Company’s Board of Directors to remove the independent auditor if the Board deems it to be in the best interests of shareholders.

Representatives of Ernst & Young may attend the Annual Meeting, and if they attend, they will also be available to respond to appropriate questions of the shareholders.

In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted “FOR” the resolution.

Principal Accountants Fees and Services

The following table presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for each of the years ended December 31, 2014 and 2013, and fees billed for other services rendered by Ernst & Young LLP during those years.

	2014	2013
Audit Fees	$1,462,000	$1,398,000
Audit-Related Fees	—	—
Tax Fees	—	25,000
All Other Fees	—	—

Total	$1,462,000	$1,423,000

Audit Fees. Fees paid for professional services rendered by Ernst & Young LLP related to the audit of our annual financial statements and review of the quarterly financial statements, including out-of-pocket expenses, as well as the related attestation of internal controls as required by the Sarbanes-Oxley Act of 2002, Section 404.

Audit Related Fees. There were no Audit Related Fees paid to Ernst & Young LLP in 2014 or 2013.

Tax Fees. We have elected not to use our current principal accountant for tax services. Tax Fees include fees related to tax planning and tax-related and structuring-related consultation.

All Other Fees. All Other Fees include fees paid to Ernst & Young LLP for products and services other than those in the three categories above. There were no Other Fees paid to Ernst & Young LLP in 2014 or 2013.

All of the services provided by our independent auditors during 2014 and 2013 were pre-approved by the Audit Committee. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permitted non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before our independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

Audit Committee Report

Acting pursuant to its Charter, our Audit Committee reviewed and discussed our audited financial statements at, and for the year ended, December 31, 2014 with management and our independent auditors and recommended to our Board of Directors that the financial statements be included in our Annual Report on Form 10-K for 2014. This recommendation was based on: the Audit Committee’s review of the audited financial statements; discussion of the financial statements with management; discussion with our independent auditors, Ernst & Young LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the matters required to be discussed by SAS 61 and the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board; receipt from Ernst & Young LLP of the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit

Committees); discussions with Ernst & Young LLP regarding its independence from our company and our management; and Ernst & Young LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries and the results of their respective operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America.

Mr. Michael J. Keeffe, Chairman

Dr. W. Charles Helton

Mr. Stephen J. McDaniel

Mr. Roger A. Brown

PROPOSAL 3

ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our shareholders with an advisory (non-binding) vote on the compensation of our named executive officers (sometimes referred to as “say on pay”).

We encourage our shareholders to read the “Compensation Discussion and Analysis” and “Executive Compensation and Other Related Information” sections of this proxy statement for a detailed discussion of our compensation programs and policies, compensation and governance-related actions we have taken during 2014 and the compensation awarded to our named executive officers. We are focused on compensating our named executive officers fairly and in a manner that promotes our compensation philosophy as described in the “Compensation Discussion and Analysis” section of this proxy statement.

Our Board believes our executive compensation program satisfies these objectives, properly aligns the interests of our executive officers with our shareholders’ interests, and is worthy of shareholder support.

Accordingly, the Board recommends shareholders vote in favor of the following resolution:

Resolved, the shareholders of Ultra Petroleum Corp. hereby approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion, in its most recent proxy statement.

This is an advisory vote; it is not binding on our Board or the Company. Although this vote is advisory, our Board and our Compensation Committee, which is comprised entirely of independent directors, will review the results of the vote and take the results of the vote into consideration in future executive compensation decisions.

In the absence of instructions to the contrary, shares represented by a properly completed and deposited proxy will be voted “FOR” the resolution.

PROPOSAL 4

SHAREHOLDER PROPOSAL

We have been notified by a shareholder that it intends to submit the proposal set forth below at the annual meeting for action by our shareholders. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, we will provide the name, address and number of shares of our common stock held by the shareholder proponent of the proposal promptly upon receipt of a written or oral request submitted to our Secretary. The proposal has been considered by our Board, which has concluded that its adoption would not be in our best interest or the best interest of our shareholders. For the reasons set forth in our statement of opposition (presented after the proposal), our Board recommends a vote “AGAINST” the proposal.

The text of the proposal and supporting statement received from the proponent are presented below in accordance with the rules of the SEC. The Board and the Company disclaim any responsibility for its content. The pronoun “we,” where it appears in the proposal presented below, refers to the shareholder proponent, not to the Company or our Board of Directors.

2015 Ultra Petroleum Corporation Sustainability Resolution

RESOLVED: Shareholders request that the Board of Directors of Ultra Petroleum issue an annual sustainability report. The report should be prepared at a reasonable cost, omit proprietary information, and be made available to shareholders by October 2015.

Supporting Statement: We believe managing and reporting environmental, social and governance (ESG) business practices helps companies compete in a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations. Reporting allows companies to publicize and gain strategic value from existing sustainability efforts and identify emerging risks and opportunities. ESG issues can pose significant risks to business, and without proper disclosure, stakeholders and analysts cannot ascertain whether the company is managing its ESG exposure. The link between strong sustainability management and value creation is increasingly evident. A 2012 Deutsche Bank review of academic studies found 89% of studies demonstrated that companies with high ESG ratings also show market-based outperformance, and 85% of the studies indicated that these companies experienced accounting-based outperformance. Sustainability reporting is now a mainstream business practice. As of December 2012, 53% of the S&P 500 and 57% of the Fortune 500 published a corporate sustainability report. In contract, Ultra does not publish comprehensive ESG metrics, trends and goals, while industry peers like EQT, CONSOL Energy and Marathon Oil Corporation offer sustainability reports based on the Global Reporting Initiative (GRI) Guidelines. The effects of climate change and other environmental concerns could impact Ultra’s financial results, Ultra states on its website that, “Both the Board of Directors and Management of Ultra Petroleum assume the responsibility to integrate Corporate Responsibility considerations into decision-making throughout the organization…” However, Ultra’s disclosure to date on these matters falls short. Ultra did not respond to the 2014 Carbon Disclosure Project (CDP) survey and has not publicly set carbon emissions reduction goals.

Investors with $92 trillion in assets have supported the CDP, which received responses from 81% of companies in the Global Fortune 500 in 2013. More than 60 percent of Fortune 100 companies have greenhouse gas (GHG) reduction commitments, renewable energy commitments, or both. A report published by WWF, CDP and McKinsey & Company, The 3% Solution: Driving Profits Through Carbon Reduction, found that companies with GHG targets achieved an average of 9% better return on investment than companies without targets. More than 1,200 institutional investors managing more than $33 trillion have joined The Principles for Responsible Investment (UNPRI), acknowledging that ESG issues can affect the performance of investment portfolios. Consistent with fiduciary duties, signatories publicly commit to seek corporate ESG disclosure and incorporate it into investment analysis and decision-making processes. We believe a company report substantially implementing this shareholder proposal would address relevant ESG policies and practices; and should include quantitative and time-bound goals on topic such as, for example: GHG emissions, water use management, waste minimization, energy efficiency, and other relevant environmental and social impacts. We recommend Ultra consider using the GRI Sustainability Reporting Guidelines to prepare the report.

END OF SHAREHOLDER PROPOSAL

* * * * *

For the reasons below, our Board of Directors unanimously recommends a vote “AGAINST” the proposal.

First, a sustainability report will not increase our commitment to environmental, social or governance issues. We already strongly believe, as our current governance policies and practices reflect, that our past, present and future success is linked to our status as a responsible corporate citizen. We are committed to maintaining high standards of ethical conduct and to pursuing our business with integrity and respect for the various environments in which we operate. For example, from a corporate perspective, each of our directors stands for election every year and we have a majority voting policy for our Board. In addition, each year we offer our shareholders an advisory vote on our executive compensation.

Second, we already provide investors detailed information explaining how we thoughtfully and responsibly address environmental and social considerations in the areas where we operate. Under the heading “Corporate Responsibility” on our website, investors can find information about our activities in the communities where our employees live and work, our on-going efforts to reduce economic costs and environmental impacts of our work, and our involvement with industry and regulatory agencies to provide stakeholders access to information about our hydraulic fracturing activities (e.g., we publish information about our fracture fluids on FracFocus.org) and emissions (e.g., we provide reports on our emissions to applicable government agencies).

Third, the manner in which we conduct our operations demonstrates our commitment to protecting the health and safety of the communities in which we operate and our employees, partners, and vendors. For example, we employ “green completions” on all of our wells, all of our drilling rigs in Wyoming run on bi-fuel engines that run on either natural gas or Ultra Low Sulphur Diesel, we use a closed-loop drilling system for all our operations in Wyoming, and we have used only reused and recycled water in our completion operations over the past several years.

In conclusion, we believe the corporate practices to which we are already committed, including the items discussed above, more than adequately address the environmental, social and governance considerations raised by the proposal. We also believe that, based on our existing practices and the reporting we currently conduct, neither the Company nor our shareholders would receive incremental benefit from the preparation of a sustainability report.

OUR BOARD UNANIMOUSLY RECOMMENDS YOU

VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2016 Annual Meeting of Shareholders for inclusion in the proxy statement and proxy card relating to that meeting is advised that the proposal must be received by us at our principal executive offices not later than December 15, 2015. We will not be required to include in our proxy statement or proxy card any shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the SEC. If the date of the 2016 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2015 Annual Meeting, the deadline for submitting proposals to be included in our year-end 2015 proxy statement is a reasonable time before we begin to print and mail proxy materials for our 2016 Annual Meeting. In order to avoid controversy as to the date on which we receive any such proposal, we suggest shareholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

The persons named in our proxy card for the Annual Meeting will have discretionary authority to vote any proxies they hold at such meeting on any matter for which we do not receive notice by February 28, 2015. If we change the date of the Annual Meeting by more than 30 days from the first anniversary of the date of the prior Annual Meeting, the persons named in our 2014 proxy statement will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before we mail our proxy materials for the Annual Meeting. If the date of the Annual Meeting is advanced or delayed by more than 30 calendar days from the first anniversary of the date of the prior Annual Meeting, we shall, in a timely manner, inform shareholders of such change, by including a notice, under Item 5, in our earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in our proxy statement and the new date for determining whether we may exercise discretionary voting authority because we have not received timely notice of a matter.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of our proxy materials is being delivered to multiple shareholders sharing an address. Upon written or oral request, we will promptly deliver a separate copy of our proxy materials to a shareholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future, a shareholder may submit a written request to the Corporate Secretary, Ultra Petroleum Corp., 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060 or an oral request by calling the Corporate Secretary at (281) 876-0120.

OTHER MATTERS

At the Annual Meeting, shareholders will receive and consider our consolidated financial statements for the year ended December 31, 2014 and the auditor’s report thereon, but no vote by the shareholders with respect thereto is required or proposed to be taken. Management knows of no amendment or other matters to come before the Annual Meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy. All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of our directors and officers and their relationship and transactions with us is based upon information received from the individual directors and officers.

By Order of the Board of Directors

/s/ Michael D. Watford

MICHAEL D. WATFORD

Chairman, President and Chief Executive Officer

Houston, Texas

April 2, 2015

ULTRA PETROLEUM CORP.

400 N. SAM HOUSTON PARKWAY EAST

SUITE 1200

HOUSTON, TX 77060, USA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:00 a.m. CDT on May 19, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:00 a.m. CDT on May 19, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90282-P60139	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

    ULTRA PETROLEUM CORP.

The Board of Directors recommends you vote FOR each of the nominated directors:

1. ELECTION OF DIRECTORS	FOR	AGAINST	WITHHOLD

1a. Michael D. Watford	☐	☐	☐

1b. W. Charles Helton	☐	☐	☐

1c. Stephen J. McDaniel	☐	☐	☐

1d. Roger A. Brown	☐	☐	☐

1e. Michael J. Keeffe	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposals:	FOR		WITHHOLD

2. APPOINTMENT OF AUDITORS	☐		☐

If you wish to appoint someone other than the Chairman of the Meeting, you must check the box here and write in their name on the reverse side of this card. Please do not check box unless you want to exercise this voting option.			☐

Interim Financial Statements	☐	☐

Mark this box if you would like to receive Interim Financial Statements and accompanying Management’s Discussion and Analysis by mail.	Yes	No

The Board of Directors recommends you vote FOR the following proposals:		FOR	AGAINST	WITHHOLD

3.	ADVISORY VOTE ON EXECUTIVE COMPENSATION	☐	☐	☐
The Board of Directors recommends you vote AGAINST the shareholder proposal, if presented:		FOR	AGAINST	WITHHOLD

4.	SHAREHOLDER PROPOSAL, IF PRESENTED	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Annual Financial Statements		☐	☐

Mark this box if you would like to receive Annual Financial Statements and accompanying Management’s Discussion and Analysis by mail.		Yes	No

Authorized Signature(s) – This section must be completed for your instruction to be executed.

I/We authorized you to act in accordance with my/our instructions set above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2014 Annual Report and Shareholder Letter are available at www.proxyvote.com.

— — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — —

M90283-P60139

ULTRA PETROLEUM CORP. Annual Meeting of Shareholders May 21, 2015, 10:00 AM This proxy is solicited by the Board of Directors Appointment of Proxyholder

I/We, being holder(s) of Ultra Petroleum Corp. hereby appoint(s): Michael D. Watford, or failing him, Garrett B. Smith	OR	Print the name of the person you are appointing if this person is someone other than the Chairman of the Meeting.

As my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual and Special Meeting of Shareholders of Ultra Petroleum Corp. to be held at the Governor’s Room, The Greenspoint Club, 16925 Northchase Drive, Houston, Texas 77060, on Thursday, May 21, 2015 at 10:00 AM (Central Daylight Time) and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

ULTRA PETROLEUM CORP. ANNUAL MEETING FOR HOLDERS AS OF 3/25/15 TO BE HELD ON 5/21/15 Your vote is important. Thank you for voting.
Read the Proxy Statement and have the voting instruction form below at hand. Please note that the telephone and Internet voting turns off at 10:00 am CDT on May 19, 2015

Vote by Internet:	www.proxyvote.com

Vote by Phone:	1-800-454-8683

Vote by Mail:	Use the envelope enclosed

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M90292-P60056

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting. The following materials are available at www.proxyvote.com: Notice and Proxy Statement, 2014 Annual Report and Shareholder Letter

PLEASE “X” HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON	☐

The Board of Directors recommends you vote FOR the following proposals:
1.	ELECTION OF DIRECTORS	FOR	AGAINST	WITHHOLD

	1a. Michael D. Watford	☐	☐	☐

	1b. W. Charles Helton	☐	☐	☐

	1c. Stephen J. McDaniel	☐	☐	☐

	1d. Roger A. Brown	☐	☐	☐

	1e. Michael J. Keeffe	☐	☐	☐
		FOR		WITHHOLD

2.	APPOINTMENT OF AUDITORS	☐		☐

		FOR	AGAINST	WITHHOLD
3.	ADVISORY VOTE ON EXECUTIVE COMPENSATION	☐	☐	☐

The Board of Directors recommends you
vote AGAINST the following proposal:		FOR	AGAINST	WITHHOLD

4.	SHAREHOLDER PROPOSAL, IF PRESENTED	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date